Rule 424(b)(3) Registration No. 333-67870

PRICING SUPPLEMENT NO.: 3 dated May 20, 2002

THE WALT DISNEY COMPANY

Medium-Term Notes, Series B

This Pricing Supplement accompanies and supplements the Prospectus dated August 23, 2001, as supplemented by the Prospectus Supplement, dated September 24, 2001 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:	☒ Fixed Rate	☐ Floating Rate	☐ Zero Coupon	☐ Discount
Form:	☒ Book-Entry	☐ Definitive

Principal Amount: $25,000,000

Original Issue Price: Par

CUSIP No: 25468PBY1

Proceeds to the Company: $24,650,000

Discount or Commission to Agents: $350,000

Original Issue Discount: N/A

Original Issue Date: May 31, 2002

Stated Maturity: May 15, 2011

Yield to Maturity: N/A

Initial Maturity (for Renewable Notes): N/A

Final Maturity (for Renewable Notes): N/A

Earliest Redemption Date:	The Notes may be redeemed, in whole but not in part, at Disney's option, subject to at least 30 calendar days' but no more than 60 calendar days' notice, on November 15, 2005 and on the 15th day of each May and November thereafter.

Redemption Price: 100% of the principal amount of the Notes

Interest Rate Per Annum (for Fixed Rate Notes):	The interest rate per annum payable on the Notes for each of the periods set forth below shall be the interest rate set forth opposite such period below.

	Period	Interest Rate Per Annum
	From and including May 31, 2002 to but excluding May 15, 2005	5.60%
	From and including May 15, 2005 to but excluding May 15, 2011	6.25%
Interest Payment Dates:
☐	Third Wednesday of each month
☐	Third Wednesday of each March, June, September and December
☐	Third Wednesday of each and
☐	Third Wednesday of each
☒	Other (specify) The first Interest Payment Date shall be November 15, 2002 and thereafter the Interest Payment Dates shall be the 15th day of each May and November during the term of the Notes.
Regular Record Dates:
☒	Fifteenth day (whether or not a Business Day) immediately preceding the related Interest Payment Date
☐	Other (specify)
Interest Payment Period:
☐	Monthly
☐	Quarterly
☒	Semiannually
☐	Annually
Interest Reset Period: N/A
☐	Daily
☐	Weekly
☐	Monthly
☐	Quarterly
☐	Semiannually
☐	Annually
Interest Reset Dates: N/A
☐	As specified in Prospectus Supplement
☐	Other (specify)
Interest Determination Date: N/A
☐	As specified in Prospectus Supplement
☐	Other (specify)
Purchase of Notes at Option of Holder: N/A
Purchase	Purchase
Date(s):	Price(s):

Calculation Agent: N/A

Plan of Distribution: Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as principal with respect to the purchase of the Notes.